EXHIBIT 99.1

For Immediate Release

Investor Contact: Dave Staples Executive Vice President & CFO (616) 878-8319	Media Contact: Jeanne Norcross Vice President Corporate Affairs (616) 878-2830

Spartan Stores Fiscal 2006 First-Quarter
Net Earnings Improve More Than 65 Percent

Operating Earnings Improve 23 Percent to $6.0 Million
Representing Sixth Consecutive Quarter Of Year-Over-Year Earnings Improvement
Long-Term Debt Reduced By Over Nine Percent

GRAND RAPIDS, MICHIGAN-July 20, 2005-Spartan Stores, Inc., (Nasdaq: SPTN) today reported financial results for its 12-week fiscal 2006 first quarter ended June 18, 2005.

The Company reported an increase in first-quarter net earnings from continuing operations of 65.7 percent to $2.8 million, or $0.13 per diluted share, compared with $1.7 million, or $0.08 per diluted share, in the corresponding period last year, representing the sixth consecutive quarter of year-over-year earnings improvement. The improved earnings performance was due primarily to higher retail and distribution gross margin rates, better store labor utilization, and lower depreciation and interest expense.

Consolidated net sales for the 12-week first quarter were $459.3 million compared with $474.3 million in the corresponding 12-week period last year. The net sales decline was the result of the joint venture disposition and closure of a Pharm store ($6 million), competitive supercenter openings that affected corporate owned stores in the first quarter ($7 million), a shift in the Easter holiday ($6 million) from the first quarter of fiscal 2006 to the fourth quarter of fiscal 2005, and the transition of two distribution accounts to new suppliers ($5 million) in the second quarter of 2005. Excluding the Easter holiday shift, the sales declines related to these events were partially offset by comparable store sales increases of 3.3% at the Company's supermarkets that were not affected by competitive openings.

"Our earnings growth momentum has continued for the sixth consecutive quarter," stated Craig C. Sturken, Spartan Stores' Chairman, President and Chief Executive Officer. "The favorable gross margin trends that we were anticipating materialized in the first quarter primarily as a result of the outstanding progress made with our shrink control initiatives. Both our retail and distribution businesses remain fundamentally strong and solidly profitable.

"As expected, sales for the first quarter declined due primarily to events that originated in the prior year or were timing related, along with the competitive store openings. We remain committed to improving the customer shopping experience by leveraging convenience, keeping stores fresh in physical appearance and improving our product offerings."

Mr. Sturken continued, "In addition, we are pleased to welcome several new distribution customers during the quarter and to have added 27 stores to our distribution segment's sales base. Six of the stores were formerly operated by Farmer Jack. We expect these new supply relationships to be fully operational by the end of fiscal 2006's second quarter and to generate approximately $30 million to $35 million in annual sales.

"The new supply relationships are a testament to the success of our distribution segment's value-added business strategy and the vitality of our existing customer base. These new relationships increased our presence in the state of Indiana and increase our grocery distribution market share in Michigan. We continually monitor the distribution market dynamics to take advantage of available business opportunities and believe that additional growth opportunities exist despite the more competitive environment."

Gross margin improved 60 basis points to 18.7 percent compared with 18.1 percent in last year's first quarter. Operating expenses declined 1.5 percent to $79.8 million from $81.0 million in last year's first quarter. Lower store labor costs, which resulted from efficiency improvement initiatives implemented in fiscal 2005, and lower depreciation expense contributed to the decline in operating expenses. As a percentage of sales, operating expenses increased 30 basis points to 17.4 percent compared with 17.1 percent in the corresponding quarter last year. The percentage increase was due to less fixed cost leverage resulting from lower sales volumes, asset impairment reserves ($0.4 million), and the distribution customer contract termination payment ($0.3 million) received in fiscal 2005. The asset impairment reserve related to the announced closing of an additional Pharm store in the upcoming second quarter and a reserve for an underperforming asset.

First-quarter operating earnings increased 23.0 percent to $6.0 million from $4.9 million in last year's first quarter. The quarterly earnings improvement was primarily due to the higher gross margin rates and the lower operating expenses.

Net earnings for the quarter increased 70.8 percent to $2.7 million, or $0.12 per diluted share, compared with $1.6 million, or $0.08 per diluted share, in the same period last year. In addition to the higher gross margin rates and lower operating expenses previously mentioned, net earnings for the quarter also benefited from lower interest expense as a result of the Company's debt reduction and refinancing efforts.

Operating Segments

Retail Segment

Retail first-quarter net sales declined to $202.6 million from $213.5 million in the corresponding period last year. The decline was due primarily to the items previously mentioned. Excluding the shift in the Easter holiday sales, comparable store sales at the company's supermarkets declined

0.5 percent during the first quarter, while Pharm store comparable store sales declined 5.0 percent. Excluding the Easter holiday shift, comparable store sales at supermarkets not affected by competitive openings increased by 3.3 percent. Sales from a fuel center contributed 0.6 percent to the increase. Total retail comparable store sales declined 2.8 percent for the first quarter. The Easter holiday shift accounted for 1.4 percent of the total 2.8 percent decline, while fuel sales increased comparable store sales by 1.0 percent for the quarter.

Operating earnings in retail increased to $2.5 million from $138 thousand in last year's first quarter despite the decline in sales from competitive store openings. The earnings improvement was due primarily to the improvement in retail gross margins resulting from better shrink controls. More efficient store labor and lower depreciation expense also contributed to the improvement. The improvements were partially offset by the previously mentioned first-quarter non-cash asset impairment reserves of $0.4 million.

Distribution Segment

First-quarter distribution net sales were $256.7 million compared with $260.8 million in last year's first quarter. The Easter holiday shift and the two transitioned accounts reduced distribution sales by approximately $3.0 million and $5.0 million, respectively, from last year's first-quarter. Excluding the holiday shift, the sales declines were partially offset by higher sales to new and existing distribution customers. Operating earnings for the segment were $3.5 million compared with $4.7 million in the corresponding period last year. The decline in operating earnings was due primarily to lower sales volumes and higher operating expenses resulting from the increase in wage and benefit costs and the cycling of a contract termination penalty received in the prior year.

Balance Sheet

The Company continued to pay down outstanding borrowings during the first quarter. Long-term debt at June 18, 2005 (including current maturities) declined to $86.1 million, or 9.1 percent, from $94.8 million as of March 26, 2005. This reduction is the result of continuing improvements in profitability and a shift in the timing of anticipated capital expenditures.

Outlook

"From a profit perspective, fiscal 2006 is off to a good start," said Mr. Sturken. "The competitive environment during the fiscal year will be very challenging because of the five supercenter and one Costco openings during the first quarter and two fiscal 2005 supercenter openings that will not be cycled until the second half of fiscal 2006. However, we will continue to make fundamental improvements to our business."

"We remain on track to expand one store, complete store remodels and/or merchandise resets at 10 to 13 additional stores and begin construction on one to two new stores during fiscal 2006.

"From a fiscal 2006 second-quarter sales and profit perspective, we expect negative comparable store sales to continue, but at lower levels because fiscal 2005 competitive openings will begin to cycle late in the second quarter and the negative prescription drugs sales trends at our Pharm stores cycle against prior year results. We expect earnings for fiscal 2006's second quarter to approach the results of last year's second quarter, excluding one-time events," concluded Mr. Sturken.

Conference Call

A telephone conference call to discuss the Company's first-quarter financial results is scheduled for 9:00 a.m. Eastern Time, Thursday, July 21, 2005. A live webcast of this conference call will be available on the Company's website, www.spartanstores.com. Simply click on "For Investors" and follow the links to the live webcast. The webcast will remain available for replay on the Company's website for approximately ten days.

About Spartan Stores

Grand Rapids, Michigan-based Spartan Stores, Inc., (Nasdaq:SPTN) is the nation's tenth largest grocery distributor with warehouse facilities in Grand Rapids and Plymouth, Michigan. The Company distributes more than 40,000 private-label and national brand products to over 300 independent grocery stores in Michigan. Spartan Stores also owns and operates 54 retail supermarkets and 19 deep-discount food and drug stores in Michigan and Ohio, including Family Fare Supermarkets, Glen's Markets and The Pharm.

Forward-Looking Statements

This press release contains forward-looking statements. Forward-looking statements are identifiable by words or phrases such as "outlook", "momentum", "opportunities" or "will", or that Spartan Stores or its management "expects" a particular result. These forward-looking statements are subject to a number of factors that could cause actual results to differ materially. Our ability to successfully realize expected benefits of new relationships, realize growth opportunities, achieve expected sales and earnings, and implement plans and strategies, is not certain and depends on many factors, not all of which are in our control. Additional information about the factors that may adversely affect these forward-looking statements is contained in Spartan Stores' reports and filings with the Securities and Exchange Commission. Spartan Stores undertakes no obligation to update or revise any forward-looking statements to reflect developments or information obtained after the date of this press release.

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SPARTAN STORES, INC. AND SUBSIDIARIES
CONSOLIDATED STATEMENTS OF EARNINGS
(in thousands, except per share data)
(Unaudited)

	First Quarter Ended
	(12 weeks)	(12 weeks)
	June 18, 2005	June 19, 2004

Net sales	$459,320	$474,325
Cost of sales	373,513	388,425
Gross margin	85,807	85,900

Operating expenses
Selling, general and administrative	74,932	75,801
Depreciation and amortization	4,877	5,222
Total operating expenses	79,809	81,023

Operating earnings	5,998	4,877

Other income and expenses
Interest expense	1,769	2,292
Other, net	(52)	(29)
Total other income and expenses	1,717	2,263

Earnings before income taxes and discontinued operations	4,281	2,614
Income taxes	1,466	915

Earnings from continuing operations	2,815	1,699

Loss from discontinued operations, net of taxes	(163)	(146)

Net earnings	$2,652	$1,553

Basic earnings per share:
Earnings from continuing operations	$0.14	$0.08
Loss from discontinued operations	(0.01)	-
Net earnings	$0.13	$0.08

Diluted earnings per share:
Earnings from continuing operations	$0.13	$0.08
Loss from discontinued operations	(0.01)	-
Net earnings	$0.12	$0.08

Weighted average number of shares outstanding:
Basic	20,636	20,253
Diluted	21,252	20,468

SPARTAN STORES, INC. AND SUBSIDIARIES
CONSOLIDATED BALANCE SHEETS
(in thousands)
(Unaudited)

	June 18, 2005	March 26, 2005
ASSETS
Current assets
Cash and cash equivalents	$13,367	$14,880
Accounts receivable, net	45,785	43,445
Inventories	93,150	95,988
Other current assets	11,795	13,280
Property and equipment held for sale	5,566	3,855
Total current assets	169,663	171,448

Other assets
Goodwill	72,315	72,315
Deferred taxes on income	17,489	18,680
Other, net	12,407	13,135
Total other assets	102,211	104,130
Property and equipment, net	105,528	108,879
Total assets	$377,402	$384,457

LIABILITIES AND SHAREHOLDERS' EQUITY

Current liabilities
Accounts payable	$87,264	$82,391
Accrued payroll and benefits	23,084	30,775
Insurance reserves	5,371	5,371
Other accrued expenses	21,547	19,805
Current maturities of long-term debt	2,817	2,848
Total current liabilities	140,083	141,190

Other long-term liabilities	25,623	25,911

Long-term debt	83,321	91,946

Shareholders' equity

Common stock, voting, no par value; 50,000 shares authorized; 20,801 and 20,524 shares outstanding	121,254	118,144
Preferred stock, no par value, 10,000 shares authorized; no shares outstanding	-	-
Deferred stock-based compensation	(3,516)	(719)
Accumulated other comprehensive loss	(203)	(203)
Retained earnings	10,840	8,188

Total shareholders' equity	128,375	125,410

Total liabilities and shareholders' equity	$377,402	$384,457

SPARTAN STORES, INC. AND SUBSIDIARIES
CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS
(in thousands)
(Unaudited)

	Fiscal Year
	(12 weeks)	(12 weeks)
	June 18, 2005	June 19, 2004

Net cash provided by operating activities	$11,106	$23,013
Net cash used in investing activities	(3,185)	(4,346)
Net cash used in financing activities	(8,419)	(18,236)
Net cash used in discontinued operations	(1,015)	(1,033)
Net decrease in cash and cash equivalents	(1,513)	(602)
Cash and cash equivalents at beginning of period	14,880	12,838
Cash and cash equivalents at end of period	$13,367	$12,236

SPARTAN STORES, INC. AND SUBSIDIARIES
SUPPLEMENTAL FINANCIAL DATA
(in thousands)
(Unaudited)

	First Quarter Ended
	(12 weeks)	(12 weeks)
	June 18, 2005	June 19, 2004
Retail Segment:

Net Sales	$202,603	$213,511
Operating Earnings	$2,516	$138

Grocery Distribution Segment:

Net Sales	$256,717	$260,814
Operating Earnings	$3,482	$4,739